December 11, 2012

Neuberger Berman Equity Funds
605 Third Avenue, Second Floor
New York, NY  10158-0180

Ladies and Gentlemen:

We have acted as counsel to Neuberger Berman Equity Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 161 (the “Post-Effective Amendment”) to the Trust's registration statement on Form N-1A (File Nos. 002-11357; 811-00582) (the “Registration Statement”), registering an indefinite number of shares of beneficial interest in the series of the Trust and classes thereof listed in Appendix A to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the prospectuses and statement of additional information (collectively, the “Prospectuses”) filed as part of the Post-Effective Amendment;
(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and
(iii)

the resolutions adopted by the trustees of the Trust relating to the Post-Effective Amendment, the establishment and designation of the Shares of each series and class, and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.

Neuberger Berman Equity Funds
December 11, 2012

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectuses, will be validly issued, and (2) under the Delaware Statutory Trust Act, purchasers of Shares will have no obligation to make further payments for their purchase of Shares or contributions to the Trust or its creditors solely by reason of their ownership of Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “Legal Counsel” in the Prospectuses.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP

Attachment:  Appendix A

Appendix A

SERIES	CLASSES
Neuberger Berman Emerging Markets Equity Fund Neuberger Berman Equity Income Fund	Class A, Class C, Class R3 and Institutional Class
Neuberger Berman Focus Fund	Advisor, Class A, Class C, Institutional, Investor and Trust Classes
Neuberger Berman Genesis Fund	Advisor, Class R3, Institutional, Investor and Trust Classes
Neuberger Berman Guardian Fund Neuberger Berman Mid Cap Growth Fund Neuberger Berman Partners Fund Neuberger Berman Small Cap Growth Fund	Advisor, Class A, Class C, Class R3, Institutional, Investor and Trust Classes
Neuberger Berman International Equity Fund Neuberger Berman International Fund Neuberger Berman Regency Fund Neuberger Berman Socially Responsive Fund	Class A, Class C, Class R3, Institutional, Investor and Trust Classes
Neuberger Berman International Large Cap Fund Neuberger Berman Real Estate Fund	Class A, Class C, Class R3, Institutional and Trust Classes

Neuberger Berman Global Equity Fund
Neuberger Berman Global Thematic Opportunities Fund
Neuberger Berman Intrinsic Value Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Multi-Cap Opportunities Fund
Neuberger Berman Select Equities Fund

Class A, Class C and Institutional Classes
Neuberger Berman Large Cap Disciplined Growth Fund	Class A, Class C, Class R3, Investor and Institutional Classes